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Exhibit 99.1

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

Consolidated Financial Statements (unaudited)

March 31, 2008

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

March 31, 2008

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)

	At March 31, 2008	At December 31, 2007
ASSETS
General investment portfolio:
Bonds at fair value (amortized cost of $5,303,005 and $4,857,295)	$5,441,952	$5,019,961
Equity securities at fair value (cost of $39,153 and $40,020)	38,241	39,869
Short-term investments (cost of $172,862 and $88,972)	175,931	90,075
Variable interest entities segment investment portfolio:
Bonds at fair value (amortized cost of $1,135,126 and $1,119,359)	1,153,949	1,139,568
Guaranteed investments contracts from GIC Affiliates at fair value (amortized cost of $636,434 and $621,054)	668,813	639,950
Short-term investments (at cost which approximates fair value)	9,270	8,618
Assets acquired in refinancing transactions (includes $172,578 and $22,433 at fair value)	213,464	229,264

Total investment portfolio	7,701,620	7,167,305
Cash	37,677	21,770
Deferred acquisition costs	346,456	347,870
Prepaid reinsurance premiums	1,129,211	1,119,565
Reinsurance recoverable on unpaid losses	125,178	76,478
Deferred tax asset	32,295	—
Other assets (includes $1,137,860 and $758,740 at fair value) (See Note 12)	1,836,098	1,456,620

TOTAL ASSETS	$11,208,535	$10,189,608

LIABILITIES, MINORITY INTEREST AND SHAREHOLDER'S EQUITY
Deferred premium revenue	$3,011,268	$2,879,378
Losses and loss adjustment expenses	526,301	274,556
Variable interest entities segment debt (includes $1,978,917 at fair value at March 31, 2008)	2,778,073	2,584,800
Deferred tax liability	—	110,156
Notes payable to affiliate	195,620	210,143
Other liabilities and minority interest (includes $1,319,263 and $702,737 at fair value) (See Note 12)	1,643,520	1,168,274

TOTAL LIABILITIES AND MINORITY INTEREST	8,154,782	7,227,307

COMMITMENTS AND CONTINGENCIES
Preferred stock (5,000.1 and 0 shares authorized; 0 shared issued and outstanding; par value of $1,000 per share)
Common stock (334 and 344 shares authorized; issued and outstanding; par value of $44,910 and $43,605 per share)	15,000	15,000
Additional paid-in capital	1,129,692	679,692
Accumulated other comprehensive income, net of deferred income tax provision of $50,257 and $58,530	93,335	108,669
Accumulated earnings	1,815,726	2,158,940

TOTAL SHAREHOLDER'S EQUITY	3,053,753	2,962,301

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDER'S EQUITY	$11,208,535	$10,189,608

The accompany Notes are an integral part of the Consolidated Financial Statements (unaudited).

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (unaudited)

(in thousands)

	Three Months Ended March 31,
	2008	2007
REVENUES
Net premiums written	$206,878	$88,995

Net premiums earned	$84,550	$87,156
Net investment income from general investment portfolio	64,476	57,188
Net realized gains (losses) from general investment portfolio	(231)	(96)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	34,688	22,239
Net unrealized gains (losses)	(489,134)	(13,206)

Net change in fair value of credit derivatives	(454,446)	9,033
Net interest income from variable interest entities segment	24,510	35,846
Net realized and unrealized gains (losses) on derivative instruments (See Note 3)	187,898	11,242
Net unrealized gains (losses) on financial instruments at fair value	(119,895)	—
Income from assets acquired in refinancing transactions	3,722	5,852
Other income	18,206	2,109

TOTAL REVENUES	(191,210)	208,330

EXPENSES
Losses and loss adjustment expenses	300,429	4,390
Interest expense	3,746	5,600
Amortization of deferred acquisition costs	15,829	15,951
Foreign exchange (gains) losses from variable interest entities segment	13,252	15,132
Interest expense from variable interest entities segment	36,509	38,905
Other operating expenses	23,735	22,343

TOTAL EXPENSES	393,500	102,321

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(584,710)	106,009
Provision (benefit) for income taxes	(238,280)	27,029

NET INCOME (LOSS) BEFORE MINORITY INTEREST	(346 430)	78,980
Less: Minority interest	25,060	(7,929)

NET INCOME (LOSS)	(371,490)	86,909
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on available-for-sale securities arising during the period, net of deferred income tax provision (benefit) of $(7,546) and $(4,139)	(13,985)	(7,687)
Less: reclassification adjustment for gains (losses) included in net income, net of deferred income tax provision (benefit) of $727 and $162	1,349	301

Other comprehensive income (loss)	(15,334)	(7,988)

COMPREHENSIVE INCOME (LOSS)	$(386,824)	$78,921

The accompanying Notes are an integral part of the Consolidated Financial Statements (unaudited).

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Premiums received, net	$168,328	$57,444
Credit derivative fees received, net	32,819	30,852
Other operating expenses paid, net	(129,186)	(140,368)
Losses and loss adjustment expenses paid, net	(67,831)	(845)
Net investment income received from general investment portfolio	59,996	57,667
Federal income taxes paid	(8,192)	(6,822)
Interest paid	(3,777)	(3,798)
Interest paid on variable interest entities segment	(2,487)	(1,416)
Net investment income received from variable interest entities segment	9,833	9,311
Net derivative payments in variable interest entities segment	(6,038)	(6,370)
Income received from assets acquired in refinancing transactions	3,739	4,132
Other	2,403	5,059

Net cash provided by (used for) operating activities	59,607	4,846

Cash flows from investing activities:
Proceeds from sales of bonds in general investment portfolio	878,099	732,597
Proceeds from maturities of bonds in general investment portfolio	46,717	57,708
Purchases of bonds in general investment portfolio	(1,335,774)	(778,552)
Net (increase) decrease in short-term investments in general investment portfolio	(81,946)	7,321
Proceeds from maturities of bonds in variable interest entities segment	14,500	—
Net (increase) decrease in short-term investments in variable interest entities segment	(653)	10,575
Paydowns of assets acquired in refinancing transactions	13,953	15,374
Proceeds from sales of assets acquired in refinancing transactions	1,129	286
Purchases of property, plant and equipment	(594)	(52)
Other investments	818	14,732

Net cash provided by (used for) investing activities	(463,751)	59,989

Cash flows from financing activities:
Repayment of notes payable to affiliate	(14,523)	(14,120)
Repayment of variable interest entities segment debt	(14,500)	(10,000)
Capital contribution	500,000	—
Repurchase of shares	(50,000)	(35,000)
Other	(1,168)	(220)

Net cash provided by (used for) financing activities	419,809	(59,340)

Effect of changes in foreign exchange rates on cash balances	242	242

Net increase (decrease) in cash	15,907	5,737
Cash at beginning of period	21,770	29,660

Cash at end of period	$37,677	$35,397

The accompanying Notes are an integral part of the Consolidated Financial Statements (unaudited).

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.    ORGANIZATION AND OWNERSHIP

        Financial Security Assurance Inc. ("FSA" or together with its consolidated entities, the "Company"), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the "Parent"), is an insurance company domiciled in the State of New York. The Company operates in two business segments: a financial guaranty segment and a variable interest entities ("VIE") segment. The Company is primarily engaged in providing financial guaranty insurance on public finance and asset-backed obligations in domestic and international markets including Europe, the Asia Pacific region and elsewhere in the Americas. The financial strength of FSA and its insurance company subsidiaries is rated "Triple-A" by the major securities rating agencies and obligations insured by them are generally awarded "Triple-A" ratings by reason of such insurance. FSA was the first insurance company organized to insure non-municipal obligations and has been a major insurer of asset-backed and other non-municipal obligations since its inception in 1985. The Company expanded the focus of its business in 1990 to include financial guaranty insurance of municipal obligations and has since become a major insurer of municipal and other public finance obligations.

        Financial guaranty insurance written by the Company typically guarantees scheduled payments on financial obligations. Upon a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or may, at its option, pay such amounts on an accelerated basis. The Company's underwriting policy is to insure obligations that would otherwise be investment grade without the benefit of its insurance. In addition, the Company insures guaranteed investment contracts ("GICs") issued by FSA Capital Management Services LLC ("FSACM"), FSA Capital Markets Services (Caymans) Ltd. and, prior to April 2003, FSA Capital Markets Services LLC (collectively, the "GIC Affiliates"), affiliates of the Company.

        Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the issuers' taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers' or obligors' covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities.

        Asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company insures synthetic asset-backed obligations that generally take the form of credit default swap ("CDS") obligations or credit-linked notes that reference asset-backed securities or pools of securities or other obligations, with a defined deductible to cover credit risks associated with the referenced securities or loans.

        The Company refinanced certain poorly performing transactions by employing refinancing vehicles to raise funds, prepay the claim obligations and take control of the assets. These refinancing vehicles are consolidated with the Company and considered part of the financial guaranty segment.

        Commencing in the fourth quarter of 2007, major financial institutions, including financial guaranty insurers, became subject to increasing stress. This has led to ratings downgrades and negative outlooks for a number of the Company's competitors as well as increased scrutiny from regulatory authorities and rating agencies. The Company and its insurance company subsidiaries are rated Triple-A/stable by

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

1.    ORGANIZATION AND OWNERSHIP (Continued)

Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Services ("S&P") and Fitch Ratings ("Fitch"). However, the impact of recent developments on the financial guaranty insurance industry and the Company remains uncertain, and could include decreased demand for financial guaranty insurance as well as increases in the requirements for conducting, or restrictions on the types of business conducted by, financial guaranty insurers.

        The Company consolidated the results of certain VIEs, which include FSA Global Funding Limited ("FSA Global") and Premier International Funding Co. ("Premier") because it retains the majority of the risks and rewards related to the VIEs. The Company does not own an equity interest in the VIEs.

        FSA Global is a special purpose funding vehicle partially owned by a subsidiary of the Parent. FSA Global issues FSA-insured medium term notes and generally invests the proceeds from the sale of its notes in FSA-insured GICs or other FSA-insured obligations with a view to realizing the yield difference between the notes issued and the obligations purchased with the note proceeds. Premier is principally engaged in debt defeasance for finance lease transactions.

        The Company's management believes that the assets held by FSA Global, Premier and the refinancing vehicles, including those that are eliminated in consolidation, are beyond the reach of the Company and its creditors, even in bankruptcy or other receivership.

        The Parent is a direct subsidiary of Dexia Holdings, Inc. ("Dexia Holdings"), which, in turn, is owned 90% by Dexia Crédit Local S.A. ("Dexia Crédit Local") and 10% by Dexia S.A. ("Dexia"). Dexia is a Belgian corporation whose shares are traded on the NYSE Euronext Brussels and NYSE Euronext Paris markets, as well as on the Luxembourg Stock Exchange. Dexia Crédit Local is a wholly owned subsidiary of Dexia. At March 31, 2008, Dexia Holdings owned over 99.9% of the outstanding shares of the Parent.

2.    BASIS OF PRESENTATION

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for a fair statement of the financial position, results of operations and cash flows as of and for the period ended March 31, 2008 and for all periods presented. These consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto included as an exhibit to the Parent's Annual Report on Form 10-K for the year ended December 31, 2007. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States). The December 31, 2007 consolidated balance sheet was derived from audited financial statements. The results of operations for the periods ended March 31, 2008 and 2007 are not necessarily indicative of the operating results for the full year. Certain prior-year balances have been reclassified to conform to the 2008 presentation.

        The preparation of financial statements in conformity with GAAP requires management to make extensive estimates and assumptions that affect the reported amounts of assets and liabilities in the Company's consolidated balance sheets at March 31, 2008 and December 31, 2007, the reported amounts of revenues and expenses in the consolidated statements of operations and comprehensive income during the three months ended March 31, 2008 and 2007 and disclosure of contingent assets

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

2.    BASIS OF PRESENTATION (Continued)

and liabilities. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses, fair value of financial instruments and the deferral and amortization of policy acquisition costs and taxes. Actual results may differ from those estimates.

3.    FAIR VALUE MEASUREMENT

        The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements" ("SFAS 157"), effective January 1, 2008. SFAS 157 addresses how companies should measure fair value when required to use fair value measures under GAAP. SFAS 157:

  •
  defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value;

  •
  establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date;

  •
  nullifies the guidance in Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" ("EITF 02-03"), which required the deferral of profit at inception of a transaction involving a derivative financial instrument in the absence of observable data supporting the valuation technique;

  •
  requires consideration of a company's creditworthiness when valuing liabilities; and

  •
  expands disclosure requirements about instruments measured at fair value.

        In February 2007 the Financial Accounting Standards Board ("FASB") issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 provides an option to elect fair value as an alternative measurement for selected financial assets and financial liabilities not previously recorded at fair value. The Company adopted SFAS 159 on January 1, 2008 and elected fair value accounting for certain fixed-rate VIE segment debt and certain assets acquired in refinancing FSA-insured transactions not previously carried at fair value. See Note 4.

        The Company's valuation methodologies for its assets and liabilities measured at fair value were applied to all of the assets and liabilities carried at fair value effective January 1, 2008, whether those instruments are carried at fair value as a result of the adoption of SFAS 159 or in compliance with other authoritative accounting guidance.

        Fair value is based upon pricing received from dealer quotes or alternative pricing sources with reasonable levels of price transparency, internally developed estimates that employ credit-spread algorithms or models that use market-based or independently sourced market data inputs, including yield curves, interest rates, volatilities, debt prices, foreign exchange rates and credit curves. In addition to market information, models also incorporate instrument-specific data, such as maturity.

        Considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair-value amounts.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

        The Company has fair value committees to review and approve valuations and assumptions used in its models. These committees meet quarterly prior to issuing quarterly financial statements.

        The transition adjustment in connection with the adoption of SFAS 157 was an increase of $26.6 million after-tax to beginning retained earnings, which relates to day one gains that had been deferred under EITF 02-03.

        The following table summarizes the components of the fair-value adjustments included in the consolidated statements of operations and comprehensive income:

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Derivatives
Net change in fair value of credit derivatives (See Note 10)	$(454,446)	$9,033

Net realized and unrealized gains (losses) on derivative instruments:
VIE segment derivatives(1) (See Note 11)	$187,729	$11,135
Other financial guaranty segment derivatives	169	107

Net realized and unrealized gains (losses) on derivative instruments	$187,898	$11,242

Net unrealized gains (losses) on financial instruments at fair value
Financial guaranty segment:
Assets acquired in refinancing transactions	$(1,861)	$—
Committed preferred trust put options	32,000	—

Net unrealized gains (losses) on financial instruments at fair value in the financial guaranty segment	30,139	—

VIE segment:
Fixed rate VIE segment debt:
Fair-value adjustments other than the Company's own credit risk	(173,702)	—
Fair-value adjustments attributable to the Company's own credit risk	23,668	—

Net unrealized gains (losses) on financial instruments at fair value in the VIE segment	(150,034)	—

Net unrealized gains (losses) on financial instruments at fair value	$(119,895)	$—

Other comprehensive income (loss), net of taxes
General Investment Portfolio	$(14,625)	$(8,166)
Assets acquired in refinancing transactions	(709)	178

Total other comprehensive income (loss), net of taxes	$(15,334)	$(7,988)

(1)
Represents derivatives not in designated fair-value hedging relationships.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

Valuation Hierarchy

        SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

  •
  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  •
  Level 2—inputs to the valuation methodology include quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

  •
  Level 3—inputs to the valuation methodology are unobservable and significant drivers of the fair value measurement.

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy requires the use of observable market data when available.

Inputs to Valuation Techniques

        Inputs refer broadly to the assumptions that market participants use in pricing assets or liabilities, including assumptions about risk. Inputs may be observable or unobservable.

        Observable inputs are inputs that reflect assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources.

        Unobservable inputs are inputs that reflect management's assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

Valuation Techniques

        Valuation techniques used for assets and liabilities accounted for at fair value are generally categorized into three types:

  •
  The market approach uses prices and other relevant information from market transactions involving identical or comparable assets or liabilities. Valuation techniques consistent with the market approach often use market multiples derived from a set of comparables or matrix pricing. Market multiples might lie in ranges with a different multiple for each comparable. The selection of where within the range the appropriate multiple falls requires judgment, considering both quantitative and qualitative factors specific to the measurement. Matrix pricing is a mathematical technique used principally to value certain securities without relying exclusively on quoted prices for the specific securities but comparing the securities to benchmark or comparable securities.

  •
  The income approach converts future amounts, such as cash flows or earnings, to a single present amount, or a discounted amount. Income approach techniques rely on current market expectations of future amounts. Examples of income approach valuation techniques include

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

    present value techniques, option-pricing models that incorporate present value techniques, and the multi-period excess earnings method.

  •
  The cost approach is based upon the amount that currently would be required to replace the service capacity of an asset, or the current replacement cost. That is, from the perspective of a market participant (seller), the price that would be received for the asset is determined based on the cost to a market participant (buyer) to acquire or construct a substitute asset of comparable utility.

        The Company uses valuation techniques that it concludes are appropriate in the specific circumstances and for which sufficient data are available. In selecting the valuation technique to apply, management considers the definition of an exit price and considers the nature of the asset or liability being valued.

Financial Instruments Carried at Fair Value

        The following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments within the valuation hierarchy.

General Investment Portfolio

        The fair value of bonds in the Company's portfolio of investments held by FSA and its insurance subsidiaries (the "General Investment Portfolio") is generally based on quoted market prices received from dealer quotes or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. If quoted market prices are not available, the valuation is based on pricing models that use as inputs: dealer price quotations, price activity for traded securities with similar attributes and other relevant market factors, including security type, rating, vintage, tenor and its position in the capital structure of the issuer. Assets in this category are primarily categorized as Level 2. The Company's equity securities are comprised mainly of its preferred stock investment in XL Financial Assurance Ltd ("XLFA"). The fair value of the Company's investment in XLFA is based on internally developed estimates of recoverability and is categorized as Level 3 in the valuation hierarchy.

        For short-term investments in the General Investment Portfolio the carrying amount is fair value, which are those investments with a maturity of less than one year at time of purchase. These short-term investments include money market funds and other highly liquid short-term investments which are categorized as Level 1 on the valuation hierarchy and foreign government and agency securities which are categorized as Level 2.

VIE Segment Investment Portfolio

        The "VIE Segment Investment Portfolio" is comprised of investments supporting the VIE liabilities, which are primarily designated as available-for-sale, but in some cases are classified as held-to-maturity. The fair value of bonds in the VIE Segment Investment Portfolio is generally based on quoted market prices received from dealer quotes or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. For assets not valued by quoted market prices received from dealer quotes or alternative pricing sources, fair value is based on either internally developed models using

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

market-based inputs, or based on broker quotes for identical or similar assets. Valuation results, particularly those derived from valuation models and quotes on certain mortgage and asset-backed securities, could differ materially from amounts that would actually be realized in the market. Assets in the VIE Segment Investment Portfolio are generally categorized as Level 3 on the valuation hierarchy.

        For short-term investments in the VIE Segment Investment Portfolio, which are those investments with a maturity of less than one year at time of purchase, the carrying amount is fair value. These short-term investments include overnight money market funds, which are categorized as Level 1 on the valuation hierarchy.

Assets Acquired in Refinancing Transactions

        For certain assets acquired in refinancing transactions, fair value is either the present value of expected cash flows or a quoted market price as of the reporting date. This portfolio is comprised primarily of bonds, securitized loans, common stock, mortgage loans, real estate and short term investments, of which only bonds and common stocks are carried at fair value. The majority of the assets in this portfolio are categorized as Level 3 in the valuation hierarchy, except for the short-term investments and interest rate derivatives that economically hedge these assets, both of which are categorized as Level 2.

Credit Derivatives in the Insured Portfolio

        The Company's insured portfolio includes contracts accounted for as derivatives, namely,

  •
  CDS contracts in which the Company sells protection to various financial credit institutions, and in certain cases, purchases back-to-back credit protection on all or a portion of the risk written, primarily from reinsurance companies,

  •
  interest rate ("IR") swaps entered into in connection with the issuance of certain public finance obligations, which guaranty the municipality's performance under the IR swap to the IR swap counterparty, and

  •
  net interest margin ("NIM") securitizations issued after January 1, 2007 in connection with certain residential mortgage-backed securities ("RMBS") financings.

The Company considers all such agreements to be a normal part of its financial guaranty insurance business but, for accounting purposes, these contracts are deemed to be derivative instruments and therefore must be recorded at fair value, with changes in fair value recorded in the consolidated statements of operations and comprehensive income in the line item "net change in fair value of credit derivatives."

  Credit Default Swap Contracts

        In the case of CDS contracts, a trust that is consolidated by the Company writes a derivative contract that provides for payments to be made if certain credit events occur related to certain specified reference obligations, in exchange for a fee. The need to interpose a trust is a regulatory requirement imposed by the New York State Insurance Department as an exception to its general rule, in order to allow the financial guarantors to sell credit protection by entering into credit derivative contracts (albeit indirectly by guaranteeing the trust), while other types of insurance enterprises may

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

neither directly enter into such credit derivative contracts, nor provide such guarantees to a trust. The trust's obligations on the CDS contracts it writes are guaranteed by a financial guaranty contract written by the Company that provides payments to the insured if the trust defaults on its payments under the derivative contract. In these transactions, the Company is considered the counterparty to a financial guaranty contract that is defined as a derivative. The credit event is typically based upon failure to pay or the insolvency of a referenced obligation. In such cases, the claim represents payment for the shortfall amount.

        The Company's accounting policy regarding CDS contract valuations is a "critical accounting policy and estimate" due to the valuation's significance to the financial statements since it requires management to make numerous complex and subjective judgments relating to amounts that are inherently uncertain. CDS contracts are valued using proprietary models because such instruments are unique, complex and are typically highly customized transactions. Valuation models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based on market developments and improvements in modeling techniques and the availability of market observable data. Due to the significance of unobservable inputs required to value CDS contracts, they are considered to be Level 3 under the SFAS 157 fair value hierarchy.

        The assumed credit quality, the assumed credit spread attributable to credit risk exclusive of funding costs and the appropriate reference credit index or price source are significant assumptions that, if changed, could result in materially different fair values. Accordingly, market perceptions of credit deterioration would result in an increase in the expected exit value (amount required to be paid to exit the transaction due to wider credit spreads).

  Fair Value of CDS Contracts in which the Company Sells Protection

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is determined based on quoted market prices, if available. As most of the Company's CDS contracts are not traded, there are no observable "exit prices" in a principal market. Therefore, the determination of fair value is based on internally developed estimates of an exit price in a "hypothetical market" comprised of other market participants, namely other monoline financial guaranty insurers that have similar credit ratings or spreads as the Company. The Company's methodology for estimating the fair value of a CDS contract incorporates all the remaining future premiums to be received over the life of the CDS contract, discounted to present value and multiplied by the ratio of the current exit value premium to the contractual premium. The estimation of the current exit value premium is derived using a unique credit-spread algorithm for each defined CDS category that utilizes various publicly available credit indices, depending on the types of assets referenced by the CDS contract and the length of the contract. Management applies judgment when developing these estimates and considers factors such as current prices charged for similar agreements, performance of underlying assets, changes in internal credit assessments or rating agency-based shadow ratings, and the level at which the deductible has been set. Estimates generated from the Company's valuation process may differ materially from values that may be realized in market transactions.

        During the first quarter of 2008, the Company observed that CDS counterparties that prior to the first quarter had entered into pooled corporate CDS contracts and CDS of funded CDOs and CLOs directly with the Company were, due to concerns of these counterparties regarding the financial

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

stability of the financial guaranty industry, rarely willing to enter into a CDS contract directly with a financial guarantor. Instead, these counterparties would generally enter into such contracts with the Company through a back-to-back arrangement with a bank that, unlike the Company, was prepared to post collateral to the counterparty as security for the bank's obligation under the CDS contract, referred to as an "intermediated" trade. In an intermediated trade, the Company receives a smaller fee than it receives in non-intermediated trades. Accordingly, the Company applied a discount factor to arrive at the fair value of these contracts to reflect that the Company does not currently receive full contract value because it does not post collateral. The Company believes that this discount factor has the effect of adjusting the fair value of these contracts for the Company's credit quality.

        Pooled Corporate CDS Valuation:    A pooled corporate CDS contract is a contract that insures the default risk of a pool of referenced corporate entities. As there is no observable exchange trading of bespoke pooled corporate CDS, the Company values these contracts using an internal pricing model that uses the mid-point of the bid and ask prices (the "mid-market price") of published third-party indexes as inputs to its pricing model, principally the Dow Jones CDX for domestic corporate CDS and iTraxx for European corporate CDS. Each such index provides price quotes for standard attachment and detachment points (or "tranches") for contracts with maturities of three, five, seven and ten years. The mid-market price is a practical expedient for the fair value measurement within a bid-ask spread. Prices quoted for these tranches do not represent perfect pricing references, but are the only relevant market-based information available for this type of non-traded contract. The recent market volatility in the index tranches has had a significant impact on the estimated fair value of the Company's portfolio of pooled corporate CDS.

        The Company's valuation process for pooled corporate CDS involves stratifying its investment-grade and high-yield contracts by remaining term to maturity, consistent with the reference indexes. Within maturity bands, further distinction is made for contracts that have higher attachment points. As index prices are quoted for standard attachment and detachment points (or tranches), the Company calibrates the quoted index price to the typical attachment points for its individual CDS contracts in order to derive the appropriate value, which is then validated by comparing it with relevant recent market transactions, if available.

        In order to estimate the weighted-average market price of an investment-grade pooled corporate CDS contract, the Company multiplies the mid-market price quoted for a given tranche of a given duration as published in the CDX North America IG Index by the ratio of that tranche's width to the total tranche width for that given duration. In order to estimate the weighted-average market price for high-yield pooled corporate CDS contracts, the Company uses the average of dealer prices obtained for the most senior quoted of the respective three year, five-year and seven-year tranches of the CDX North America High Yield Index and then applies a factor to the quoted prices. The factor is intended to calibrate the published index price to the Company's pooled corporate high-yield CDS contract, which reference entities are of higher credit quality than those reflected in the published CDX North America HY Index (as measured by weighted average rating factor).

        CDS of Funded CDOs and CLO Valuations:    As with pooled corporate CDS, there is no observable exchange trading of CDS of funded CDOs and CLOs. The Company estimates its market price with reference to the current all-in London Interbank Offered Rate ("LIBOR") spread for Triple-A rated cash-funded CLOs as published by J.P. Morgan Chase & Co., which includes a credit and funding component. Depending on the absolute value of the LIBOR spread, the Company applies

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

a factor to the spread as a means of estimating the fair value of its contract which only refers to the credit component.

        Other Structured Obligations Valuation:    For CDS for which observable market value information is not available, management applies its best judgment to estimate the appropriate current fair value. For example, the Company determines the fair value of CDS of European residential mortgage loan portfolios with reference to the recent auction prices of KfW Bankengruppe, the German development bank, when available.

  Fair Value of CDS Contracts in which the Company Purchases Protection

        The Company generally utilizes reinsurance to purchase protection for CDS contracts it writes in the same way that it employs reinsurance in respect of other financial guaranty insurance policies. The Company's use of reinsurance to mitigate risk exposures for CDS contracts and financial guaranty insurance policies are nearly identical as it involves the same reinsurers, the same underwriting process evaluating the reinsurers and the same credit risk management and surveillance processes supporting the reinsurance function. The Company enters into reinsurance agreements on CDS contracts primarily on a quota share basis. Under a quota share reinsurance agreement with a reinsurer, the Company cedes to the assuming reinsurer a proportionate share of the risk and premium.

        The Company determines the fair value of a CDS contract in which it purchases protection from a reinsurer (the "ceded CDS contract") as the proportionate percentage of the fair value of the related written CDS contract, and adjusted for any ceding commission and consideration of counterparty risk. In quota share reinsurance agreements, the assuming reinsurer typically pays a ceding commission periodically over the life of the CDS contract to the ceding company that is intended to defray the ceding company's costs for the services it provides to the reinsurer such as risk selection and underwriting activities. As an element of the fair value of the ceded CDS contract, the ceding commission paid to the ceding company represents the ceding company's marginal profit on the ceded CDS contract, i.e., the difference between the price of the protection the ceding company purchased from the reinsurer, which is net of the ceding commission, and the price that the ceding company would receive to exit the ceded CDS contract in its principal market, which is comprised of other ceding insurers of comparable credit standing. The Company applies a credit valuation adjustment to the fair value of a ceded CDS contract due from a reinsurer if the reinsurer's credit quality (as determined by CDS price if available, or if not, its credit rating) is less than that of the Company's, based upon the premise that the exit market for these contracts would be another monoline financial guarantee insurer that has similar credit rating or spread as the Company.

  Interest Rate Swaps and NIMs

        The Company insures IR swaps entered into in connection with the issuance of certain public finance obligations. Because the financial guaranty contract insures a derivative, the financial guaranty contract is deemed to be a derivative. Therefore, the contract is required to be carried at fair value, with the change in fair value being recorded in the income statement. As there is no observable market for these policies, the fair value of these contracts is determined by using an internally developed model and therefore, they are classified as Level 3 in the valuation hierarchy.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

        The NIM securitizations issued in connection with certain mortgage-backed security financings are deemed to be hybrid instruments that contain an embedded derivative. The Company elected to record these financial instruments at fair value under SFAS 155, "Accounting for Certain Hybrid Financial Instruments." Changes in the fair value of these contracts are recorded in the consolidated statements of operations and comprehensive income. As there is no observable market for these policies, the fair value of these contracts is based on internally derived estimates and they are therefore classified as Level 3 in the valuation hierarchy.

VIE Segment Derivatives

        On the date of adoption, all derivatives used to hedge VIE debt were valued by obtaining prices from brokers or counterparties, and accordingly were classified as Level 3 in the valuation hierarchy. At March 31, 2008, these derivatives were valued using a pricing model that uses observable market inputs, such as interest rate curves and foreign exchange rates. Therefore these derivatives are classified as Level 2 in the valuation hierarchy at March 31, 2008 provided all of the significant model inputs were observable in the market.

Committed Preferred Trust Put Options

        As there is no observable market for the Company's committed preferred trust put options, fair value is based on internally derived estimates and therefore these put options are categorized as Level 3 in the fair value hierarchy.

        FSA determined the fair value of the committed preferred trust put options by estimating the fair value of a floating rate security with an estimated market yield reflective of the underlying committed preferred security structure and the relevant coupon based on the capped auction rate.

VIE Segment Debt

        The fair value of the VIE fixed-rate liabilities for which the Company elected the fair value option as described in Note 4 (the "fair-valued liabilities") is determined based on a discounted cash flow model. Fair value calculated by these models includes assumptions for interest rate curves based on selected benchmark securities and weighted average expected lives. In addition, the valuation of the fair-valued liabilities includes an adjustment to reflect the credit quality of the Company that represented the impact of changes in market credit spreads on these liabilities. The fair-valued liabilities are generally categorized as Level 3 in the valuation hierarchy.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

        The following table presents the financial instruments carried at fair value at March 31, 2008, by caption on the consolidated balance sheet and by SFAS 157 valuation hierarchy.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	March 31, 2008
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
General investment portfolio:
Bonds	$—	$5,386,388	$55,564	$5,441,952
Equity securities	171	—	38,070	38,241
Short-term investments	65,476	110,455	—	175,931
VIE segment investment portfolio:
Bonds	—	25,682	1,797,080	1,822,762
Short-term investments	9,270	—	—	9,270
Assets acquired in refinancing transactions	—	18,180	154,398	172,578
Other assets:
VIE segment derivatives	—	744,279	66,905	811,184
Credit derivatives	—	—	294,676	294,676
Committed preferred trust put option	—	—	32,000	32,000

Total assets at fair value	$74,917	$6,284,984	$2,438,693	$8,798,594

Liabilities:
VIE segment debt	$—	—	$1,978,917	$1,978,917
Other liabilities:
Credit derivatives	—	—	1,319,260	1,319,260
Other financial guarantee segment derivatives	—	3	—	3

Total liabilities at fair value	$—	$3	$3,298,177	$3,298,180

Changes in Level 3 Recurring Fair Value Measurements

        The table below includes a rollforward of the balance sheet amounts for the quarter ended March 31, 2008 for financial instruments classified by the Company within Level 3 of the valuation hierarchy. When a determination is made to classify a financial instrument within Level 3, the determination is based upon the significance of the unobservable data to the overall fair value measurement. However, Level 3 financial instruments may include, in addition to the unobservable or Level 3 components, observable components; accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. Level 3 assets were 21.8% of total assets at March 31, 2008. Level 3 liabilities were 40.4% of total liabilities at March 31, 2008.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

Level 3 Rollforward

								Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at March 31, 2008
		Total Pre-tax Realized/Unrealized Gains/ (Losses)(1) recorded in:
	Fair Value at January 1, 2008	Net Income (Loss)		Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3(2)	Fair Value at March 31, 2008
	(in thousands)
General investment portfolio:
Bonds	$59,840	$—		$(1,928)	$(2,348)	$—	$55,564	$—
Equity securities	39,000	—		(930)	0	—	38,070	—
VIE segment bonds(9)	1,760,483	7,114	(3)	12,719	16,764	—	1,797,080	7,114
Assets acquired in refinancing transactions	170,492	(2,034	)(5)	(1,091)	(12,969)	—	154,398	(2,034)
VIE segment debt(9)	(1,852,759)	(140,658	)(6)	—	14,500	—	(1,978,917)	(140,658)
VIE segment derivatives(9)	634,458	11,388	(3)	—	—	(578,941)	66,905	11,388
Committed preferred trust put options	—	32,000	(4)	—	—	—	32,000	32,000
Net credit derivatives(8)	(537,321)	(487,263	)(7)	—	—	—	(1,024,584)	(486,994)

(1)
Realized and unrealized gains/(losses) from changes in values of Level 3 financial instruments represent gains/(losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)
Transfers are assumed to be made at the beginning of the period.

(3)
Reported in net interest income from variable interest entities segment if designated in a qualifying fair-value hedging relationship, or net unrealized gains (losses) on derivative instruments if not so designated.

(4)
Reported in net unrealized gains (losses) on financial instruments at fair value.

(5)
Unrealized loss of $1.9 million reported in net unrealized gains (losses) on financial instruments at fair value.

(6)
Unrealized loss of $134.7 million reported in net unrealized gains (losses) on financial instruments at fair value, and interest of $5.9 million reported in net interest expense from variable interest entities segment.

(7)
Reported in net change in fair value of credit derivatives.

(8)
Represents net position of credit derivatives. The consolidated balance sheets present gross assets and liabilities based on net counterparty exposure.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.    FAIR VALUE MEASUREMENT (Continued)

(9)
Amounts in net income (loss) and other comprehensive income (loss) are offset in minority interest as the Company does not own any equity interest in the VIEs.

4.    FAIR VALUE OPTION

        In February 2007, the FASB issued SFAS 159, which is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS 159 effective January 1, 2008. SFAS 159 provides an option to elect fair value as an alternative measurement for selected financial assets and financial liabilities not previously carried at fair value. The fair-value option may be applied to single eligible instruments, is irrevocable and is applied only to entire instruments and not to portions of instruments.

        The Company's fair value elections were intended to mitigate the volatility in earnings that had been created by recording financial instruments and the related risk management instruments on a different basis of accounting, to eliminate the operational complexities of applying hedge accounting or to conform to the fair value elections made by the Company in 2006 under its International Financial Reporting Standards reporting to Dexia. The requirement, under SFAS 157, to incorporate a reporting entity's own credit risk in the valuation of liabilities which are carried at fair value, has created some additional volatility in earnings as credit risk is not hedged. The following table provides detail regarding the Company's elections by consolidated balance sheet line as of January 1, 2008.

	Carrying Value of Financial Instruments	Transition Gain/(Loss) Recorded in Retained Earnings	Adjusted Carrying Value of Financial Instruments
	(in thousands)
Assets acquired in refinancing transactions	$163,285	$2,537	$165,822
VIE segment debt	(1,824,676)	(28,083)	(1,852,759)

Subtotal		(25,546)
Minority interest		28,083
Deferred income taxes		(888)

Cumulative effect of adoption of SFAS 159		$1,649

Elections

        The following is a discussion of the primary financial instruments for which fair value elections were made and the basis for those elections:

        On January 1, 2008, the Company elected to record the following at fair value:

  •
  Certain VIE fixed-rate liabilities for which interest rate risk is hedged using interest rate derivatives. The fair value election enabled the Company to record the liabilities at fair value without having to designate them in a fair value hedging relationship under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), as it had previously.

  •
  Certain fixed-rate assets in the portfolio of assets acquired in refinancing transactions. The fair value election enabled the Company to record those assets that are economically hedged with

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

4.    FAIR VALUE OPTION (Continued)

    derivatives at fair value without having to designate them in a fair value hedge relationship under SFAS 133.

Changes in Fair Value under the Fair Value Option Election

        The following table presents the pre-tax changes in fair value included in the consolidated statements of operations and comprehensive income for the quarter ended March 31, 2008, for items for which the fair value election was made. The profit and loss information presented below only includes the financial instruments that were elected to be measured at fair value.

Net Unrealized Gains (Losses) on Financial Instruments at Fair Value

	Three Months Ended March 31, 2008
	(in thousands)
Assets acquired in refinancing transactions	$(1,861)
VIE segment debt	(150,034	)(1)

(1)
Amount has no effect on net income as the Company does not have any equity interest in the VIEs and as a result the amount is offset by minority interest.

        The Company elected to record at fair value under SFAS 155 certain NIM securitizations that were deemed to be hybrid instruments that contain an embedded derivative, as is further described in Note 3. Changes in fair value of these hybrid instruments are reported in "net change in fair value of credit derivatives" in the consolidated statements of operations and comprehensive income.

        During the first quarter of 2008, the change in fair value of the VIE segment debt attributable to instrument-specific credit risk was derived principally from changes in the Company's credit spread, which equated to a gain of approximately $23 million. The change in fair value of the assets acquired in refinancing transactions attributable to instrument-specific credit risk was de minimus.

Aggregate Fair Value and Aggregate Remaining Contractual Principal Balance Outstanding

        The following table reflects the aggregate fair value and the aggregate remaining contractual principal balance outstanding at March 31, 2008, for certain assets acquired in refinancing transactions and VIE segment debt for which the SFAS 159 fair value option has been elected.

	March 31, 2008
	Remaining Aggregate Contractual Principal Amount Outstanding	Fair Value
	(in thousands)
Assets acquired in refinancing transactions	$150,458	$151,134
VIE segment debt(1)(2)	(1,858,983)	(1,978,917)

(1)
The fair-value adjustment for VIE segment debt considers interest rate, foreign exchange rates and the Company's own credit risk. The Company economically hedges interest and foreign exchange rate risk through use of derivatives. The fair-value adjustments on these derivatives are recorded in

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

4.    FAIR VALUE OPTION (Continued)

  net unrealized gains (losses) on financial instruments at fair value in the consolidated statements of operations and comprehensive income. See Note 11.

(2)
Represents accreted value for zero coupon.

5.    LOSSES AND LOSS ADJUSTMENT EXPENSES

        The Company establishes loss and loss adjustment expense ("LAE") liabilities based on its estimate of specific and non-specific losses. LAE consists of the estimated cost of settling claims, including legal and other fees and expenses associated with administering the claims process.

        The Company calculates case reserves based upon identified risks inherent in its insured portfolio. If an individual policy risk has a reasonably estimable and probable loss as of the balance sheet date, a case reserve is established. For the remaining policy risks in the portfolio, a non-specific reserve is calculated to account for the statistically estimated inherent credit losses.

        The following table presents the activity in non-specific and case reserves for the three months ended March 31, 2008. Adjustments to reserves represent management's estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations. In order to determine reasonableness of the non-specific reserve, management employs a methodology similar to that proposed in the Financial Accounting Standards Board ("FASB") proposed accounting guidance for financial guaranty contracts, which references a calculation of expected loss for risks that are below-investment-grade and high risk watch-list transactions. In the first quarter of 2008, the result of the reasonableness test required a higher non-specific reserve than the statistical calculation in order to account for the significant negative migration of the second lien RMBS portfolio which resulted in estimates of loss in excess of the non-specific reserve balance.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

5.    LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

Reconciliation of Net Losses and Loss Adjustment Expenses

	Non-Specific	Case	Total
	(in thousands)
December 31, 2007	$99,999	$98,079	$198,078
Incurred	300,429	—	300,429
Transfers	(354,137)	354,137	—
Payments and other decreases	—	(97,384)	(97,384)

March 31, 2008 balance	$46,291	$354,832	$401,123

Case Reserve Summary

	March 31, 2008
	Gross Par Outstanding	Net Par Outstanding	Gross Case Reserve(1)	Net Case Reserve(1)	Number of Risks
	(dollars in thousands)
Asset-backed—HELOCs	$5,618,089	$4,535,008	$280,234	$228,829	8
Asset-backed—Alt-A	823,504	784,928	91,202	86,894	4
Asset-backed—other	128,870	115,764	22,829	6,847	7
Public finance	1,165,087	561,417	85,745	32,262	4

Total	$7,735,550	$5,997,117	$480,010	$354,832	23

(1)
The amount of the discount at March 31, 2008 for the total gross and net case reserves was $206.2 million and $191.0 million, respectively.

	December 31, 2007
	Gross Par Outstanding	Net Par Outstanding	Gross Case Reserve(1)	Net Case Reserve(1)	Number of Risks
	(dollars in thousands)
Asset-backed—HELOCs	$1,803,340	$1,442,657	$69,633	$56,913	5
Asset-backed—other(2)	47,185	40,554	8,289	6,267	4
Public finance	1,164,248	560,610	96,635	34,899	4

Total	$3,014,773	$2,043,821	$174,557	$98,079	13

(1)
The amount of the discount at December 31, 2007 for the total gross and net case reserves was $14.5 million and $3.3 million, respectively.

(2)
There were no Alt-A closed-end second-lien reserves in 2007.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

5.    LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

        The table below presents certain assumptions inherent in the calculations of the case and non-specific reserves:

Assumptions for Case and Non-Specific Reserves

	March 31, 2008	December 31, 2007
Case reserve discount rate	1.93%–5.90%	3.13%–5.90%
Non-specific reserve discount rate	1.20%–7.95%	1.20%–7.95%
Current experience factor	5.3	2.0

        During the first quarter, management increased net case reserves from $98.1 million to $354.8 million. The increase was primarily due to increased net reserves on home equity line of credit ("HELOC") transactions, which increased from $56.9 million at December 31, 2007 to $228.8 million at March 31, 2008, and the establishment of net reserves of $86.9 million on four Alt-A closed-end second-lien mortgage ("CES") transactions. HELOC transactions in the asset-backed portfolio have experienced greater than expected defaults in the first quarter of 2008. At March 31, 2008, the Company increased its projected estimated ultimate net loss (discounted to present value) to $333.1 million on HELOC transactions from $65.0 million. Such estimates of loss are net of reinsurance and anticipated recoveries and are reevaluated on a quarterly basis. In the first quarter of 2008, the Company paid net claims of $56.6 million in HELOC claims. This brought the inception to date net claim payments on HELOC transactions to $104.2 million. There were no claims paid on Alt-A CES through March 31, 2008.

        Credit support for the HELOC transactions is primarily provided by excess spread. Generally, once the overcollateralization is exhausted, the Company pays a claim if losses in a period exceed excess spread for the period, and to the extent excess spread exceeds losses, the Company is reimbursed for any losses paid to date.

        The Company assigns each insured credit to one of five designated surveillance categories to facilitate the appropriate allocation of resources to monitoring, loss mitigation efforts and rating the credit condition of each risk exposure. Such categorization is determined in part by the risk of loss and in part by the level of routine involvement required. The surveillance categories are organized as follows:

  •
  Categories I and II represent fundamentally sound transactions requiring routine monitoring, with Category II indicating that routine monitoring is more frequent, due, for example, to the sector or a need to monitor triggers.

  •
  Category III represents transactions with some deterioration in asset performance, financial health of the issuer or other factors, but for which losses are deemed unlikely. Active monitoring and intervention is employed for Category III transactions.

  •
  Category IV reflects transactions demonstrating sufficient deterioration to indicate that material credit losses are possible even though not yet probable.

  •
  Category V reflects transactions where losses are probable. This category includes (1) risks where claim payments have been made and where ultimate losses, net of recoveries, are expected, and (2) risks where claim payments are probable but none have yet been made and

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

5.    LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

    ultimate losses, net of recoveries, are expected. Category IV and Category V transactions are subject to intense monitoring and intervention.

        The table below presents the gross and net par outstanding and the gross and net reserves for risks classified as described above:

Par Outstanding

	March 31, 2008		December 31, 2007
	Gross	Net	Gross	Net
	(in millions)
Categories I and II	$554,833	$420,723	$547,832	$415,355
Category III	9,091	5,629	8,467	5,053
Category IV	1,107	673	3,976	3,297
Category V no claim payments	2,066	1,447	2,654	1,737
Category V with claim payments	5,675	4,554	1,163	900

Total	$572,772	$433,026	$564,092	$426,342

Case Reserves

	March 31, 2008		December 31, 2007
	Gross	Net	Gross	Net
	(in thousands)
Category V no claim payments	$165,920	$115,313	$112,629	$64,430
Category V with claim payments	314,090	239,519	61,928	33,649

Total	$480,010	$354,832	$174,557	$98,079

        Management of the Company periodically evaluates its estimates for losses and LAE and establishes reserves that management believes are adequate to cover the present value of the ultimate net cost of claims. The Company will continue, on an ongoing basis, to monitor these reserves and may periodically adjust such reserves, upward or downward, based on the Company's actual loss experience, its mix of business and economic conditions. However, because of the uncertainty involved in developing these estimates, the ultimate liability may differ materially from current estimates.

        Management is aware that there are differences regarding the method of defining and measuring both case reserves and non-specific reserves among participants in the financial guaranty industry. Other financial guarantors may establish case reserves only after a default and use different techniques to estimate probable loss. Other financial guarantors may establish the equivalent of non-specific reserves, but refer to these reserves by various terms, such as, but not limited to, "unallocated losses," "active credit reserves" and "portfolio reserves," or may use different statistical techniques from those used by the Company to determine loss at a given point in time.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

6.    VARIABLE INTEREST ENTITIES SEGMENT DEBT

        At March 31, 2007, the interest rates on VIE segment debt were between 1.98% and 6.22% per annum. Payments due under the VIE segment debt including $1,000.5 million of future interest accretion on zero coupon obligations for 2008 and each of the next four years ending December 31 and thereafter, are as follows:

Maturity Schedule of VIE Segment Debt

Principal Amount
(in thousands)
2008	$109,230
2009	401,219
2010	94,428
2011	17,504
2012	150,307
Thereafter	2,885,973

Total	$3,658,661

7.    OUTSTANDING EXPOSURE

        The Company's insurance policies typically guarantee the scheduled payments of principal and interest on public finance and asset-backed (including credit derivatives in the insured portfolio) obligations. The gross amount of financial guaranties in force (principal and interest) was $876.8 billion at March 31, 2008 and $857.9 billion at December 31, 2007. The net amount of financial guaranties in force was $638.7 billion at March 31, 2008 and $622.9 billion at December 31, 2007.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

7.    OUTSTANDING EXPOSURE (Continued)

        The par outstanding of insured obligations in the public finance insured portfolio includes the following amounts by type of issue:

Summary of Public Finance Insured Portfolio(1)

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Issues	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007
	(in millions)
Domestic obligations
General obligation	$151,494	$146,883	$32,829	$32,427	$118,665	$114,456
Tax-supported	72,246	69,534	19,933	19,453	52,313	50,081
Municipal utility revenue	60,244	57,975	13,875	13,610	46,369	44,365
Health care revenue	26,092	25,843	11,999	11,796	14,093	14,047
Housing revenue	9,721	9,898	2,143	2,187	7,578	7,711
Transportation revenue	31,496	29,189	11,825	11,782	19,671	17,407
Education/University	8,212	7,178	1,795	1,710	6,417	5,468
Other domestic public finance	2,739	2,773	805	900	1,934	1,873

Subtotal	362,244	349,273	95,204	93,865	267,040	255,408
International obligations	50,080	49,224	22,064	21,925	28,016	27,299

Total public finance obligations	$412,324	$398,497	$117,268	$115,790	$295,056	$282,707

(1)
Includes related party gross and net par outstanding of $185 million and $187 million as of March 31, 2008 and December 31, 2007, respectively.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

7.    OUTSTANDING EXPOSURE (Continued)

        The Company seeks to limit its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance. The gross, ceded and net par outstanding of insured obligations in the asset-backed insured portfolio includes the following amounts by type of collateral:

Summary of Asset-Backed Insured Portfolio

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Collateral	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007
	(in millions)
Domestic obligations
Residential mortgages	$22,043	$22,882	$3,020	$3,108	$19,023	$19,774
Consumer receivables(2)	11,664	12,647	968	1,076	10,696	11,571
Pooled corporate	68,271	69,317	10,383	10,110	57,888	59,207
Financial products(1)	18,492	19,468	—	—	18,492	19,468
Other domestic asset-backed	3,889	4,000	1,817	2,024	2,072	1,976

Subtotal	124,359	128,314	16,188	16,318	108,171	111,996
International obligations	36,089	37,281	6,290	5,642	29,799	31,639

Total asset-backed obligations	$160,448	$165,595	$22,478	$21,960	$137,970	$143,635

(1)
The GICs are collateralized primarily by floating rate asset-backed securities, which consist of 67% non-agency RMBS

(2)
Includes $235 million and $246 million in gross par outstanding and $221 million and $230 million in net par outstanding relating to related party insurance as of March 31, 2008 and December 31, 2007, respectively.

8.    FEDERAL INCOME TAXES

        The total amount of unrecognized tax benefits at both March 31, 2008 and December 31, 2007 was $17.7 million. If recognized, the entire amount would favorably affect the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits as part of income taxes. For the period ended March 31, 2008, the Company accrued $0.2 million of expenses related to interest and penalties. Cumulative interest and penalties of $1.7 million had been accrued on the Company's balance sheet at March 31, 2008.

        The Company files consolidated income tax returns in the United States as well as separate tax returns for certain of its subsidiaries in various state and local and foreign jurisdictions, including the United Kingdom, Japan and Australia. With limited exceptions, the Company is no longer subject to income tax examinations for its 2003 and prior tax years for U.S. federal, state and local, or non-U.S. jurisdictions.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

8.    FEDERAL INCOME TAXES (Continued)

        Within the next 12 months, it is reasonably possible that unrecognized tax benefits for tax positions taken on previously filed tax returns will become recognized as a result of the expiration of the statute of limitations for the 2004 tax year, which, absent any extension, will close in September 2008.

        The 2008 and 2007 effective tax rates differ from the statutory rate of 35% as follows:

	Three Months Ended March 31,
	2008	2007
Tax provision (benefit) at statutory rate	(35.0)%	35.0%
Tax-exempt investments	(2.5)	(12.4)
Minority interest	(1.5)	2.6
Fair-value adjustments for committed preferred trust put options	(1.9)	0.0
Other	0.1	0.3

Total tax provision (benefit)	(40.8)%	25.5%

        The current-year effective tax rate reflects the lower ratio of tax-exempt interest income to year-to-date pre-tax loss due to the significant negative fair value adjustments.

        The additional losses from the HELOC and CES transactions led to a distorted budgeted effective tax rate. The Company, therefore, believes it is unable to make a reliable estimate using the effective rate method and has used the actual tax calculated for the period ended March 31, 2008.

9.    NOTES PAYABLE TO AFFILIATE

        The Company has $195.6 million of notes payable to GIC Affiliates at March 31, 2008 and $210.1 million at December 31, 2007. For the three months ended March 31, 2008 and 2007 the Company recorded $3.7 million and $4.2 million, respectively, of interest expense on the notes payable.

        Principal payments due under these notes for each of the remainder of 2008 and next four years ending December 31 and thereafter are as follows:

Maturity Schedule of Notes Payable

Principal Amount
(in thousands)
2008	$9,646
2009	8,383
2010	14,344
2011	20,193
2012	33,594
Thereafter	109,460

Total	$195,620

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.    CREDIT DERIVATIVES IN THE INSURED PORTFOLIO

        Credit derivatives in the Company's insured portfolio are comprised primarily of CDS contracts in which the Company sells credit protection by entering into CDS contracts with various financial institutions. In certain cases the Company purchases back-to-back credit protection on all or a portion of the risk written, primarily from reinsurance companies. Management views these CDS contracts as part of its financial guarantee business, under which the Company intends to hold its written and purchased positions for the entire term of the related contracts. These CDS contracts are accounted for at fair value since they do not qualify for the financial guarantee scope exception under SFAS 133. The insured portfolio also includes financial guarantees of other derivative contracts that are required to be marked to market, namely insured IR swaps entered into in connection with the issuance of certain public finance obligations and insured NIM securitizations issued in connection with certain RMBS financings. The Company's net par outstanding of $82.3 billion and $84.3 billion relating to credit derivatives at March 31, 2008 and December 31, 2007, respectively, is included in the balances in Note 7.

        In consultation with the Securities and Exchange Commission (the "SEC"), members of the financial guaranty industry have collaborated to develop a presentation of credit derivatives issued by financial guaranty insurers that is more consistent with that of non-insurers. The tables below illustrate the current required presentation with prior-period balances reclassified to conform to the current presentation. The reclassifications do not affect net income or equity, although they do affect various revenue, asset and liability line items. Changes in fair value are recorded in "Net change in fair value of credit derivatives" in the consolidated statements of operations and comprehensive income. The "realized gains (losses) and other settlements" component of this income statement line includes premiums received and receivable on written CDS contracts and premiums paid and payable on purchased contracts. If a credit event occurred that required a payment under the contract terms, this caption would also include losses paid and payable to CDS contract counterparties due to the credit event and losses recovered and recoverable on purchased contracts.

        The components of net change in fair value of credit derivatives are shown in the table below:

Summary of Net Change in Fair Value of Credit Derivatives

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements(1)	$34,688	$22,239
Net unrealized gains (losses):
CDS	(491,000)	(11,732)
NIMs and interest rate swaps	1,866	(1,474)

Net change in fair value of credit derivatives	$(454,446)	$9,033

    (1)
    Includes amounts which in prior periods were classified as premiums earned.

        The fair value of credit derivatives are reported in the balance sheet as "other assets" or "other liabilities and minority interest" based on the net gain or loss position with each counterparty, and

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.    CREDIT DERIVATIVES IN THE INSURED PORTFOLIO (Continued)

incorporates both the realized and unrealized components. The unrealized component includes the market appreciation or depreciation of the derivative contracts, as discussed in Note 3.

Unrealized Gains (Losses) of CDS Portfolio(1)

	March 31, 2008	December 31, 2007
	(in thousands)
Pooled corporate CDS:
Investment grade	$(265,559)	$(111,586)
High yield	(273,749)	(142,509)

Total pooled corporate CDS	(539,308)	(254,095)
Funded CLOs and CDOs	(374,365)	(264,475)
Other structured obligations	(83,595)	(28,654)

Total	$(997,268)	$(547,224)

    (1)
    Upon the adoption of SFAS 157, $40.9 million pre-tax, or $26.6 million after tax, was recorded as an adjustment to beginning retained earnings related to credit derivatives.

Change in Unrealized Gains (Losses) of CDS Portfolio(1)

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Pooled corporate CDS:
Investment grade	$(173,721)	$(6,757)
High yield	(141,842)	(2,366)

Total pooled corporate CDS	(315,563)	(9,123)
Funded CLOs and CDOs	(116,129)	(2,884)
Other structured obligations	(59,308)	275

Total	$(491,000)	$(11,732)

    (1)
    Excludes the changes in unrealized gains of $1.9 million and in unrealized losses of $1.5 million on other derivatives in the insured portfolio for the quarters ended March 31, 2008 and 2007, respectively.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.    CREDIT DERIVATIVES IN THE INSURED PORTFOLIO (Continued)

        Prior to the adoption of SFAS 157 on January 1, 2008 (the "Adoption Date"), the Company followed EITF 02-03. Under EITF 02-03, the Company was prohibited from recognizing a profit at the inception of its CDS contracts (referred to as "day one" gains) because the fair value of those derivatives is based on a valuation technique that incorporated unobservable inputs. Accordingly, the Company deferred approximately $41.0 million pre-tax of day one gains related to the fair value of CDS contracts purchased that were not permitted to be recognized under EITF 02-03. As SFAS 157 nullified the guidance in EITF 02-03, on the Adoption Date the Company recognized in beginning retained earnings as a transition adjustment $41.0 million of previously deferred day one gains (pre-tax). See Note 3 for further discussion of the Company's adoption of SFAS 157.

        The negative fair-value adjustments in the first quarter of 2008 resulted from continued widening of credit spreads during the quarter. Despite the structural protections associated with the Company's CDS, the significant widening of credit spreads on pooled corporate CDS and funded CDOs and collateralized loan obligations ("CLOs"), as with other structured credit products, resulted in a decline in fair value of these contracts. As a result, Triple-A spreads to LIBOR continued to widen in the first quarter and resulted in the significant adverse mark reflected in the CDS fair-value results.

        As the fair value of a CDS contract incorporates all the remaining future payments to be received over the life of the CDS contract, the fair value of that contract will change, in part, solely from the passage of time as fees are received. Absent any claims under the contract, any "losses" recorded in marking the contract to fair value will be reversed by an equivalent "gain" at or prior to the expiration of the contract, and any "gain" recorded will be reversed by an equivalent "loss" over the remaining life of the transaction, with the cumulative changes in the fair value of the CDS contract summing to zero by the time of each contract's maturity.

        The Company's typical CDS contract is different from CDS contracts entered into by parties that are not financial guarantors because:

  •
  CDS contracts written by FSA are neither held for trading purposes nor used as hedging instruments.

  •
  FSA is not entitled to terminate its CDS contracts and realize a profit on a position that is "in the money," nor is a counterparty to its CDS contract generally able to force FSA to terminate a CDS contract that is "out of the money."

  •
  The liquidity risk present in most CDS contracts sold outside the financial guaranty industry is not present in CDS contracts written by financial guarantors, whose terms are designed to replicate the payment provisions of financial guaranty contracts in that (a) losses, if any, are generally paid over time, and (b) the financial guarantor is not required to post collateral to secure its obligation under the CDS contract.

        Credit derivatives in the asset-backed portfolio represent 69% of total asset-backed par outstanding. The tables below summarize the credit rating, net par outstanding and remaining weighted average lives for the primary components of the Company's CDS portfolio. While most of the Company's CDS are pooled corporate exposures, there are also some CDS in other sectors, including $408.3 million in U.S. RMBS categories.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.    CREDIT DERIVATIVES IN THE INSURED PORTFOLIO (Continued)

Selected Information for CDS Portfolio
at March 31, 2008

	Credit Ratings
										Remaining Weighted Average Life
	Triple-A*(1)	Triple-A		Double-A		Other Investment Grades(2)		Below Investment Grade(3)	Net Par Outstanding
									(in millions)	(in years)
Pooled Corporate CDS:
Investment grade	90%	1%		9%		—%		—%	$21,648	4.5
High yield	92	3		—		—		5	15,263	3.2
Funded CDOs and CLOs	28	65	(5)	7	(5)	—		—	33,189	3.2
Other structured obligations(4)	60	17	(5)	21	(5)	2	(5)	—	12,116	2.1

Total	61	30		8		0		1	$82,216	3.4

Selected Information for CDS Portfolio
at December 31, 2007

	Credit Ratings
								Remaining Weighted Average Life
	Triple-A*(1)	Triple-A		Double-A	Other Investment Grades(2)	Below Investment Grade	Net Par Outstanding
							(in millions)	(in years)
Pooled Corporate CDS:
Investment grade	91%	1%		8%	—%	—	$22,883	4.1
High yield	95	—		—	5	—	14,765	3.3
Funded CDOs and CLOs	28	72	(5)	—	—	—	33,000	3.4
Other structured obligations(4)	62	36	(5)	1	1	—	13,529	2.1

Total	62	34		3	1	—	$84,177	3.4

(1)
Triple-A*, also referred to as "Super Triple-A," indicates a level of first-loss protection generally exceeding 1.3 times the level required by a rating agency for a Triple-A rating.

(2)
Various investment grades below Double-A minus.

(3)
Amount includes one CDS with Double-B underlying rating.

(4)
Primarily infrastructure obligations and European mortgage-backed securities.

(5)
Amounts include transactions previously wrapped by other monolines.

11.    VARIABLE INTEREST ENTITIES SEGMENT DERIVATIVE INSTRUMENTS

        The Company enters into derivative contracts to manage interest rate and foreign currency exposure in its VIE segment debt and VIE Segment Investment Portfolio. All gains and losses from changes in the fair value of derivatives are recognized in the consolidated statements of operations and comprehensive income whether designated in fair-value hedging relationships or not. These derivatives generally include futures, interest rate and currency swap agreements, which are primarily utilized to

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11.    VARIABLE INTEREST ENTITIES SEGMENT DERIVATIVE INSTRUMENTS (Continued)

convert fixed-rate debt and investments into U.S. dollar floating rate debt and investments. Hedge accounting is applied to fair-value hedges provided certain criteria are met. As a result of interest rate fluctuations, fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the fixed-rate assets and liabilities being hedged are expected to substantially offset this unrealized appreciation or depreciation relating to the risk being hedged.

        The Company uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities. Gains or losses on the derivative instruments that are linked to the foreign currency denominated assets or liabilities being hedged are expected to substantially offset this variability.

        In order for a derivative to qualify for hedge accounting, it must be highly effective at reducing the risk associated with the exposure being hedged. In order for a derivative to be designated as a hedge, there must be documentation of the risk management objective and strategy, including identification of the hedging instrument, the hedged item and the risk exposure, and how effectiveness is to be assessed prospectively and retrospectively. To assess effectiveness, the Company uses analysis of the sensitivity of fair values to changes in the risk being hedged, as well as dollar value comparisons of the change in the fair value of the derivative to the change in the fair value of the hedged item that is attributable to the risk being hedged. The extent to which a hedging instrument has been and is expected to continue to be effective at achieving offsetting changes in fair value must be assessed and documented at least quarterly. Any ineffectiveness must be reported in current-period earnings. If it is determined that a derivative is not highly effective at hedging the designated exposure, hedge accounting is discontinued.

        An effective fair-value hedge is defined as one whose periodic change in fair value is 80% to 125% correlated with the change in fair value of the hedged item. The difference between a perfect hedge (i.e., the change in fair value of the hedge and hedged item offset one another so that there is zero effect on the consolidated statements of operations and comprehensive income, referred to as being "100% correlated") and the actual correlation within the 80% to 125% effectiveness range is the ineffective portion of the hedge. A failed hedge is one whose correlation falls outside of the 80% to 125% effectiveness range. There were no failed hedges in the VIE segment derivative portfolio for the three months ended March 31, 2008. The table below presents the net gain (loss) related to the ineffective portion of the Company's fair-value hedges.

Hedging Ineffectiveness

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Ineffective portion of fair-value hedges(1)	$(730)	N/A

    (1)
    Includes the changes in value of hedging instruments related to the passage of time, which have been excluded from the assessment of hedge effectiveness.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11.    VARIABLE INTEREST ENTITIES SEGMENT DERIVATIVE INSTRUMENTS (Continued)

        The inception-to-date net unrealized gain on the outstanding derivatives held by the VIE segment of $631.7 million and $474.4 million at March 31, 2008 and December 31, 2007, respectively, was recorded in other assets.

        As of January 1, 2008, the Company adopted SFAS 159 and elected the fair value option for certain fixed-rate liabilities in the VIE segment debt portfolio, as described in Note 4. The fair value option allows the fair value adjustment on these liabilities to be recorded in earnings without hedge documentation and effectiveness testing requirements prescribed under SFAS 133. However, when the fair value option is elected, the fair value adjustment of liabilities must incorporate all components of fair value, including valuation adjustments related to the reporting entity's own credit risk.

        Fixed-rate assets in the available-for-sale VIE Segment Investment Portfolio that are economically hedged with interest rate swaps are designated in fair value hedging relationships since November 2007. Under fair value hedge accounting, the fair value adjustments related to the hedged risk are recorded in earnings and adjust the amortized cost basis of the related assets. The interest expense and fair value adjustments on the derivatives and the interest income and fair value adjustment on the assets attributable to the hedged interest rate risk are recorded in "Net interest income from variable interest entities segment" in the consolidated statements of operations and comprehensive income, thereby offsetting each other and reflecting economic inefficiency on the hedging relationship in earnings. The Company does not seek to apply hedge accounting to all of its economic hedges.

12.    OTHER ASSETS AND OTHER LIABILITIES AND MINORITY INTEREST

        The detailed balances that comprise other assets and other liabilities and minority interest at March 31, 2008 and December 31, 2007 are as follows:

Other Assets

	March 31, 2008	December 31, 2007
	(in thousands)
Other assets:
VIE segment derivatives at fair value	$811,184	$634,458
Credit derivatives at fair value	294,676	124,282
VIE other invested assets	315,178	301,599
Tax and loss bonds	155,352	153,844
Accrued interest on VIE segment investment portfolio	16,568	14,333
Accrued interest income on general investment portfolio	67,760	63,317
Salvage and subrogation recoverable	1,830	39,669
Committed preferred trust put options at fair value	32,000	—
Other assets	141,550	125,118

Total other assets	$1,836,098	$1,456,620

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

12.    OTHER ASSETS AND OTHER LIABILITIES AND MINORITY INTEREST (Continued)

Other Liabilities and Minority Interest

	March 31, 2008	December 31, 2007
	(in thousands)
Other liabilities and minority interest:
Credit derivatives at fair value	$1,319,260	$702,564
Equity participation plan	60,092	101,307
Accrued interest on VIE segment debt	94,911	69,243
Payable for securities purchased	42,900	—
Other liabilities and minority interest	126,357	295,160

Total other liabilities and minority interest	$1,643,520	$1,168,274

13.    SEGMENT REPORTING

        The Company operates in two business segments: financial guaranty and variable interest entities. The financial guaranty segment is primarily in the business of providing financial guaranty insurance on public finance and asset-backed obligations. See Note 1 for description of business. The following tables summarize the financial information by segment on a pre-tax basis, as of and for the three months ended March 31, 2008 and 2007.

Financial Information Summary by Segment

	Three Months Ended March 31, 2008
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$(266,667)	$75,457	$—	$(191,210)
Intersegment	676	—	(676)	—
Expenses:
External	(343,710)	(49,790)	—	(393,500)
Intersegment	—	(676)	676	—
GAAP income to operating earnings adjustments	457,689	(20,223)	—	437,466

Pre-tax segment operating earnings (losses)	(152,012)	4,768	—	(147,244)

Segment assets	$8,233,520	$2,975,536	$(521)	$11,208,535

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13.    SEGMENT REPORTING (Continued)

	Three Months Ended March 31, 2007
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$161,349	$46,981	$—	$208,330
Intersegment	909	—	(909)	—
Expenses:
External	(48,251)	(54,070)	—	(102,321)
Intersegment	—	(909)	909	—
GAAP income to operating earnings adjustments	16,744	7,953	—	24,697

Pre-tax segment operating earnings (losses)	130,751	(45)	—	130,706

Segment assets	$6,909,718	$3,268,229	$—	$10,177,947

Reconciliations of Segments' Pre-Tax Operating Earnings (Losses) to Net Income (Loss)

	Three Months Ended March 31, 2008
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pretax operating earnings (losses)	$(152,012)	$4,768	$—	$(147,244)
GAAP income to operating earnings adjustments	(457,689)	20,223	—	(437,466)
Tax (provision) benefit				238,280
Minority interest				(25,060)

Net income (loss)				$(371,490)

	Three Months Ended March 31, 2007
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pretax operating earnings (losses)	$130,751	$(45)	$—	$130,706
GAAP income to operating earnings adjustments	(16,744)	(7,953)	—	(24,697)
Tax (provision) benefit				(27,029)
Minority interest				7,929

Net income				$86,909

        The intersegment revenues and expenses relate to premiums paid by FSA Global on FSA-insured notes.

        GAAP income to operating earnings adjustments are primarily comprised of fair-value adjustments deemed to be non-economic. Such adjustments relate to (1) fair-value adjustments for credit derivatives in the insured portfolio, (2) impairment charges on investments, (3) fair-value adjustments for instruments with economically hedged risks and (4) fair-value adjustments attributable to the

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13.    SEGMENT REPORTING (Continued)

Company's own credit risk. Management believes that by removing these effects, and absent true credit impairment, the measure more closely reflects the underlying economic performance of segment operations.

14.    RECENTLY ISSUED ACCOUNTING STANDARDS

        In April 2007, the FASB issued FASB Staff Position FIN 39-1, "Amendment of FASB Interpretation No. 39" ("FSP 39-1"). FSP 39-1 amends FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" ("FIN 39"), to permit a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement that have been offset in accordance with FIN 39. FSP 39-1 also amends FIN 39 for certain terminology modifications. FSP 39-1 is effective for fiscal years beginning after November 15, 2007, with early application permitted, and is applied retrospectively as a change in accounting principle for all financial statements presented. Upon adoption of FSP 39-1, the Company is permitted to change its accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements. The Company's adoption of FSP 39-1 on January 1, 2008 did not have a material effect on the Company's consolidated financial statements.

        On April 18, 2007, the FASB issued an Exposure Draft entitled "Accounting for Financial Guarantee Insurance Contracts," an interpretation of SFAS 60 (the "Exposure Draft"). The Exposure Draft addresses premium revenue and claim liabilities recognition, as well as related disclosures. The proposed recognition approach for a claim liability would require the Company to recognize a claim liability when there is an expectation that a claim loss will exceed the unearned premium revenue (liability) on a policy basis based on the present value of expected cash flows. Under the Exposure Draft, the premium earnings methodology would also change significantly. Additionally, the Exposure Draft would require the Company to provide expanded disclosures relating to factors affecting the recognition and measurement of financial guaranty contracts.

        Based on the comment letter responses to the Exposure Draft, the FASB reopened deliberations on some of the proposed guidance of the draft. The final statement is expected to be issued in the second quarter of 2008. Until final guidance is issued by the FASB, the Company will continue to apply its existing policies with respect to the establishment of both case and non-specific loss reserves and the recognition of premium revenue.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities," an amendment of SFAS 133 ("SFAS 161"). This statement amends and expands the disclosure requirements for derivative instruments and hedging activities by requiring companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the impact of SFAS 161 on the notes to the consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS No. 160"). SFAS No. 160 will change the accounting for minority

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

14.    RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

interests, which will be recharacterized as noncontrolling interests and classified by the parent company as a component of equity. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. Upon adoption, SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests and prospective adoption for all other requirements. The Company is currently assessing the impact of SFAS No. 160 on the Company's consolidated financial position and results of operations.

15.    COMMITMENTS AND CONTINGENCIES

        In the ordinary course of business, the Company and certain subsidiaries are parties to litigation.

        On November 15, 2006, the Parent received a subpoena from the Antitrust Division of the U.S. Department of Justice issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs. On November 16, 2006, the Company received a subpoena from the SEC related to an ongoing industry-wide investigation concerning the bidding of municipal GICs. The subpoenas requested that the Company furnish to the DOJ and SEC records and other information with respect to the Company's municipal GIC business.

        On February 4, 2008, the Parent received a "Wells Notice" from the staff of the Philadelphia Regional Office of the SEC relating to the SEC's investigation concerning the bidding of municipal GICs. The Wells Notice indicates that the SEC staff is considering recommending that the SEC authorize the staff to bring a civil injunctive action and/or institute administrative proceedings against the Parent, alleging violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a) of the Securities Act.

        In March and April 2008, three purported class action lawsuits were commenced seeking damages for alleged violations of antitrust laws in connection with the bidding of municipal GICs and derivatives: (i) Hinds County, Mississippi et al. v. Wachovia Bank, N.A. et al. (filed on or about March 12, 2008 in the U.S. District Court for the Southern District of New York, case No. 08 CV 2516), (ii) Fairfax County, Virginia et al. v. Wachovia Bank, N.A. et al. (filed on or about March 12, 2008 in the U.S. District Court for the District of Columbia, case No. 08-cv-00432) and (iii) City of Oakland, California, et al. v. AIG Financial products Corp. et al. (filed on or about April 23, 2008 in the U.S. District Court for the Northern District of California, case No. CV 08 2116). In the lawsuits, a large number of financial institutions, including the Parent and, in (i) and (ii), the Company, are named as defendants. The Company intends to contest these purported class action lawsuits.

        FSA Holdings has also received various regulatory inquiries and requests for information. These include subpoenas duces tecum and interrogatories from the State of Connecticut Attorney General related to antitrust concerns associated with the municipal rating scales employed by Moody's and a proposal by Moody's to assign corporate equivalent ratings to municipal obligations.

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  Exhibit 99.1
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES Consolidated Financial Statements (unaudited) March 31, 2008
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS (unaudited) March 31, 2008
INDEX
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (unaudited) (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Level 3 Rollforward
Net Unrealized Gains (Losses) on Financial Instruments at Fair Value
Reconciliation of Net Losses and Loss Adjustment Expenses
Case Reserve Summary
Assumptions for Case and Non-Specific Reserves
Par Outstanding
Case Reserves
Maturity Schedule of VIE Segment Debt
Summary of Public Finance Insured Portfolio(1)
Summary of Asset-Backed Insured Portfolio
Maturity Schedule of Notes Payable
Summary of Net Change in Fair Value of Credit Derivatives
Unrealized Gains (Losses) of CDS Portfolio(1)
Change in Unrealized Gains (Losses) of CDS Portfolio(1)
Selected Information for CDS Portfolio at March 31, 2008
Selected Information for CDS Portfolio at December 31, 2007
Hedging Ineffectiveness
Other Assets
Other Liabilities and Minority Interest
Financial Information Summary by Segment
Reconciliations of Segments' Pre-Tax Operating Earnings (Losses) to Net Income (Loss)